Exhibit 99.1

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June 8, 2018

PG&E Responds to Latest CAL FIRE Announcement

SAN FRANCISCO, Calif.—Pacific Gas and Electric Company (PG&E) today issued the following statement in response to the latest release of information by the California Department of Forestry and Fire Protection (CAL FIRE) regarding some of the October 2017 Northern California wildfires:

The safety of our customers, their families and the communities we serve is our most important job. The loss of life, homes and businesses in these extraordinary wildfires is simply heartbreaking, and we remain focused on helping communities recover and rebuild.

Programs Overall Met State’s High Standards

We look forward to the opportunity to carefully review the CAL FIRE reports to understand the agency’s perspectives.

Based on the information we have so far, we continue to believe our overall programs met our state’s high standards.

For example, PG&E meets or exceeds regulatory requirements for pole integrity management, using a comprehensive database to manage multiple patrol and inspection schedules of our more than two million poles.

Similarly, under PG&E’s industry-leading Vegetation Management Program, we inspect and monitor every PG&E overhead electric transmission and distribution line each year, with some locations patrolled multiple times. We also prune or remove approximately 1.4 million trees annually.

Following Governor Brown’s January 2014 Drought State of Emergency Proclamation and the California Public Utilities Commission’s Resolution ESRB-4, PG&E added enhanced measures to address areas particularly affected by drought and bark beetles including increased foot and aerial patrols along power lines in high fire-risk areas, removal of hundreds of thousands of dead or dying trees, and daily aerial fire detection patrols during high fire season to improve fire spotting and speed of fire response.

‘New Normal’ Requires New Solutions

With that said, years of drought, extreme heat and 129 million dead trees have created a “new normal” for our state that requires comprehensive new solutions.

Extreme weather is increasing the number of large wildfires and the length of the wildfire season in California. According to CAL FIRE, in 2017 alone, CAL FIRE confronted 7,117 wildfires, compared to an average of 4,835 during the preceding five years. Five of the 20 most destructive wildfires in the state’s history burned between October and December 2017.

In the case of these Northern California wildfires, we saw an unprecedented confluence of weather-related conditions, including: years of drought resulting in millions of dead trees, a record-setting wet winter that spurred the growth of vegetation that then became abundant fuel after record-setting heat during the summer months, very low humidity and very high winds.

To address the growing threats posed by wildfires and extreme weather, and in light of the wildfires throughout our state last year, PG&E has launched the Community Wildfire Safety Program to help keep our customers and communities safe. Among the key components of the new program are:

•	Wildfire Safety Operations Center: A state of the art operations center that will monitor extreme weather and fire threats in real time and in coordination with our safety partners.

•	Weather Stations Network: A network of weather stations throughout high fire-risk areas to better monitor growing extreme weather conditions and predict where wildfires may occur.

•	Fire Defense Zones: Augmenting our already rigorous vegetation management program to create new fire defense zones near power lines in high fire threat areas.

•	Public Safety Power Shutoff: As a last resort, a program to proactively turn off electric power for safety when extreme fire danger conditions occur, while helping customers prepare and providing early warning notification, when and where possible.

We Must Work Together to Address This Challenge

The state, first responders and California’s utilities are all in agreement that we must work together to prevent and respond to wildfires and enhance infrastructure resiliency.

This includes solutions that go beyond utility practices such as improvements in forestry management and in building codes. In addition, we must address the availability and affordability of insurance coverage, and we believe it is imperative to reform California’s unsustainable policies regarding wildfire liability.

California is one of the only states in the country where the courts have applied inverse condemnation liability to events associated with investor-owned utility equipment. This means PG&E could be liable for property damages and attorneys’ fees even if we followed established inspection and safety rules.

Liability regardless of negligence undermines the financial health of the state’s utilities, discourages investment in California and has the potential to materially impact the ability of utilities to access the capital markets to fund utility operations and California’s bold clean energy vision.

Reforming inverse condemnation would not absolve utilities from responsibility. Anyone harmed by these tragic wildfires has the ability to pursue a negligence claim in court. Furthermore, the CPUC, which regulates utilities, has the authority to investigate and evaluate a company’s conduct and performance and deny the recovery of costs if such conduct did not meet the state’s high standards.

We are committed to advocating with legislative leaders and policymakers across the state on comprehensive legislative solutions for all Californians, as we collectively seek to meet the challenge of climate change, and position the California economy for success.

About PG&E

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is one of the largest combined natural gas and electric energy companies in the United States. Based in San Francisco, with more than 20,000 employees, the company delivers some of the nation’s cleanest energy to nearly 16 million people in Northern and Central California. For more information, visit www.pge.com/ and pge.com/news.

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